Exhibit 10.30

CONFIDENTIAL

GBT JERSEYCO LIMITED

5 Churchill Place

Canary Wharf, London E14 5HU

United Kingdom

Expedia, Inc.
1111 Expedia Group Way W, Seattle, WA 98119
For the attention of Mr. Robert J. Dzielak

(“Evergreen”)

May 4, 2021

STRICTLY CONFIDENTIAL

Dear Robert:

We refer to our recent discussions relating to the contemplated acquisition by Juweel Investors Limited (Juniper) of the Elm Interests issued by the Companies (as such terms are defined in the equity contribution agreement attached hereto as Schedule 2 (the Equity Contribution Agreement)) and the subsequent contribution of the Elm Interests into GBT JerseyCo Limited (Sequoia) (the Transaction). The Transaction contemplates, among other things, that (i) Egencia Europe SAS transfers all of the equity interests in Traveldoo SAS to Expedia Holdings SAS and (ii) Expedia Holdings SAS transfers all of the equity interests in Egencia Europe SAS to Expedia Group, Inc., which will then transfer all of the equity interests in Egencia Europe SAS to a newly-formed wholly-owned subsidiary of Expedia Group, Inc. before the equity interests in this newly-formed wholly-owned subsidiary of Expedia Group, Inc. are transferred to Sequoia, as described in the Restructuring Steps Paper ((i) and (ii) being the French Restructuring).

Capitalized terms used in this Put Option Letter shall, unless otherwise defined herein, have the meanings ascribed to them in the Equity Contribution Agreement. The provisions of Sections 9.02, 9.03, 9.04, 9.05, 9.06, 9.07, 9.08, 9.09, 9.10, 9.11, 9.12, 9.13, 9.14 and 9.15 of the Equity Contribution Agreement shall be incorporated in this Put Option Letter as if set out herein and shall apply mutatis mutandis as if references in those articles to the “Agreement” and the “Parties” (or similar expressions) were respectively to this Put Option Letter and the Parties hereto.

We acknowledge that before Evergreen is in a position to take any decision to implement the Transaction and the French Restructuring, certain employees’ representative bodies within Evergreen and the Transferred Subsidiaries as identified in Schedule 1 (the Employees’ Representative Bodies) must be informed and consulted in connection with the contemplated French Restructuring.

This letter (the Put Option Letter) sets forth Juniper’s and Sequoia’s irrevocable commitment to enter into the Equity Contribution Agreement, Juniper’s irrevocable commitment to acquire the Elm Interests and Sequoia’s irrevocable commitment to accept the contribution of the Elm Interests, in each case, subject to the terms and conditions set forth in the Equity Contribution Agreement, Evergreen’s commitments regarding the Consultation Process (as defined below), and certain other related matters.

1.	PUT OPTION
(a)

Juniper hereby irrevocably undertakes to enter into the Equity Contribution Agreement and acquire the Elm Interests and Sequoia hereby irrevocably undertakes to enter into the Equity Contribution Agreement and accept the contribution of the Elm Interests, in each case, subject to the terms and conditions set forth in the Equity Contribution Agreement, upon the sending by Evergreen to Juniper and Sequoia, in accordance with the terms of this Put Option Letter, of a written notice to enter into the Equity Contribution Agreement to Juniper and Sequoia, in the form attached hereto as Schedule 3 (the Put Option and the notice of such decision being referred to as the Exercise Notice). By countersigning the Put Option Letter (the date this Put Option Agreement is fully executed and delivered being referred to as the Put Option Date), Evergreen accepts the benefit of the Put Option as an option solely, without undertaking to exercise such option.

(b)	The Exercise Notice may be sent by Evergreen to Juniper and Sequoia, on or prior to 5:00 pm ET on the Expiry Date (as defined in Clause 7(a)(iii)(B) below).
(c)

In case of exercise of the Put Option, Juniper, Sequoia and Evergreen irrevocably undertake to execute the Equity Contribution Agreement within five (5) Business Days after the date of receipt by Juniper and Sequoia of the Exercise Notice (the Execution Period). The date of execution of the Equity Contribution Agreement is referred to as the Execution Date.

(d)

The Parties agree that irreparable damage would occur, that the rights of each Party to consummate the Transactions are unique and monetary damages, even if available, would not be an adequate remedy therefor in the event that any of the provisions of this Put Option Letter were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Put Option Letter and to specifically enforce the terms and provisions of this Put Option Letter, without proof of actual damages or otherwise, in addition to any other remedy to which any Party is entitled at Law or in equity. Each Party agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The Parties further agree not to assert that a remedy of monetary damages would provide an adequate remedy in the event that any of the provisions of this Put Option Letter were not performed in accordance with their specific terms or were otherwise breached. The remedies available to the Parties pursuant to this Clause 1(d) shall be in addition to any other remedy to which it is entitled at Law or in equity.

2.	CONSULTATION PROCESS
(a)

Juniper and Sequoia acknowledge that the execution of the Equity Contribution Agreement by Evergreen is subject to each Employees’ Representative Body being informed and consulted on the contemplated French Restructuring in accordance with applicable Laws (the Consultation Process).

(b)

Evergreen shall, and shall cause its relevant Affiliates (including the relevant Transferred Subsidiaries), as applicable, to (i) initiate the Consultation Process promptly after the Put Option Date and in particular, convene the Employees' Representatives Bodies for a first meeting date with each Employees’ Representative Body that is not later than twelve (12) Business Days after the Put Option Date, (ii) use their reasonable best efforts to (x) hold the first meeting with each Employees' Representative Body not later than twelve (12) Business Days after the Put Option Date and (y) obtain an opinion (whether favorable or not) from the Employees’ Representative Bodies in relation to the contemplated French Restructuring in accordance with applicable Laws as soon as reasonably practicable following the date on which the Consultation Process has been initiated and (z) more generally (including in the absence of express opinion from the Employees’ Representative Bodies in relation to the contemplated French Restructuring) complete the Consultation Process in accordance with applicable Laws as soon as reasonably practicable following the date on which the Consultation Process has been initiated.

(c)

For the purpose of this Put Option Letter, the Consultation Process shall be deemed completed in relation to each Employees’ Representative Body: (i) if the Employees’ Representative Body has issued an opinion with respect to the contemplated French Restructuring as documented by duly signed minutes of the meeting (or an excerpt thereof) during which such opinion has been issued in accordance with applicable Laws, the date on which such minutes have been signed in accordance with applicable Laws; or (ii) failing an express opinion from the Employees’ Representative Body and in the absence of any Action initiated by the Employees' Representative Body during the Consultation Process, the date on which Evergreen has determined in good faith that the Employees’ Representative Body will either have delivered, or be deemed to have rendered a final opinion pursuant to applicable Laws.

(d)

Evergreen undertakes to keep Sequoia regularly informed of the status of the Consultation Process upon request of the same by Sequoia and to promptly provide Sequoia with (i) a copy of the final opinion delivered by each Employees’ Representative Body (copy of the signed meeting’s minutes during which each Employees’ Representative Body has delivered the opinion on the contemplated French Restructuring) or, (ii) failing an express opinion from the Employees’ Representative Bodies, a copy of the signed meeting’s minutes during which Evergreen and/or the relevant Transferred Subsidiaries have determined in good faith that the Employees’ Representative Bodies are deemed to have rendered an opinion pursuant to applicable Laws or, (iii) in the event that any Action has been initiated by one or more of the Employees' Representative Bodies in relation to the Consultation Process, a copy of any decision of any court in relation with such Action.

(e)

Sequoia undertakes to reasonably co-operate with Evergreen and/or the relevant Transferred Subsidiaries with respect to the Consultation Process (including by providing Evergreen and/or the relevant Transferred Subsidiaries with any documents and/or information relating to Juniper and/or Sequoia and/or their Affiliates which the Employees’ Representative Bodies lawfully request, to the extent such documents or information are necessary to complete the Consultation Process, and by having one Sequoia’s representative participate in at least one meeting with each Employees’ Representative Body reasonably requested by Evergreen with reasonable prior notice, provided in any case that the Sequoia’s representatives will be entitled to attend such meeting by video-conference, in particular due to COVID-19 restrictions or safety measures). Notwithstanding the foregoing, neither Juniper nor Sequoia shall have any obligation whatsoever to agree to any commitment or undertaking imposed by the Employees’ Representative Bodies with respect to the conduct of the businesses of Juniper, Sequoia, their Affiliates, or the Transferred Subsidiaries after the Closing. Further, without the prior written consent of Sequoia, Evergreen shall not, and shall cause its Affiliates not to, enter any into any agreement or understanding with, or make any commitment to, any Employees' Representative Body, in relation to the conduct of the businesses of Juniper, Sequoia, their Affiliates, or the Transferred Subsidiaries after the Closing.

(f)

The Parties will consult with each other and consider in good faith any issues and proposals in relation to the contemplated French Restructuring that may be raised as part of the Consultation Process, provided however that none of Juniper, Sequoia or Evergreen shall be obliged to agree to any modification hereto and/or to the Equity Contribution Agreement and/or the transactions contemplated thereby.

3.	EMPLOYEES INFORMATION
(a)

Juniper and Sequoia acknowledge that the execution of the Equity Contribution Agreement by Evergreen is subject to (i) all employees of Traveldoo SAS being informed of the contemplated sale by Egencia Europe SAS of all of the equity interests in Traveldoo SAS to Expedia Holdings SAS and (ii) all employees of Egencia Europe SAS being informed of the contemplated sale by Expedia Holdings SAS of all of the equity interests in Egencia Europe SAS to Evergreen, in accordance with articles L.23-10-7 et seq. of the French Commercial Code (the Employees Information). In that respect, Evergreen shall, and shall cause its relevant Affiliates to, (i) inform each of the employees of Traveldoo SAS of the proposed sale by Egencia Europe SAS of all of the equity interests in Traveldoo SAS to Expedia Holdings SAS by sending an information letter substantially in the form attached hereto as Schedule 4 at the latest simultaneously to the initiation of the Consultation Process and (ii) inform each of the employees of Egencia Europe SAS of the proposed sale by Expedia Holdings SAS of all of the equity interests in Egencia Europe SAS to Evergreen by sending an information letter substantially in the form attached hereto as Schedule 5 at the latest simultaneously to the initiation of the Consultation Process.

(b)	Evergreen undertakes to keep Sequoia regularly informed of the status of the Employees Information upon request of the same by Sequoia.
(c)

The Employees Information shall be considered as completed at the earlier of: (i) the date of completion of the Consultation Process or (ii) the receipt by Evergreen of notifications from all employees of Traveldoo SAS and Egencia Europe SAS stating they waived their right to submit an offer for acquiring Traveldoo or Egencia Europe SAS, as applicable.

4.	EXCLUSIVITY

During the period from the Put Option Date until the earlier to occur of (a) the Execution Date, (b) the one year anniversary of the Put Option Date, and (c) in the event of a Specified Termination, the date of such Specified Termination, Evergreen will not, and will cause the other members of the Evergreen Group and the Representatives and controlled Affiliates of each of the foregoing not to, directly or indirectly, (i) solicit, initiate, or knowingly encourage, facilitate, cooperate, discuss (or continue any existing discussions in relation to), participate in or otherwise continue any inquiry or indication of interest proposal (an Acquisition Proposal) relating to an Alternative Transaction with any Person other than Sequoia, Juniper or their respective Representatives or Affiliates, (ii) furnish (or continue to make available) any information with respect to any Transferred Subsidiary or the Elm Business to any Person other than Sequoia, Juniper or their respective Representatives or Affiliates in connection with any Acquisition Proposal or Alternative Transaction, (iii) agree to or accept any Acquisition Proposal or Alternative Transaction, or (iv) enter into any letter of intent, contract or other agreement with respect to an Acquisition Proposal or Alternative Transaction. Evergreen and the other members of the Evergreen Group may only inform such Persons that Evergreen and the other members of the Evergreen Group are unable to engage in any discussions because it is subject to a contractual restriction to another third party. For the avoidance of doubt, nothing in this Clause 4 shall prohibit Evergreen, the Transferred Subsidiaries, or any of their respective Affiliates or Representatives from soliciting, participating in, or otherwise entering into any discussions or other arrangements that relate solely to the Retained Business (and do not relate to the Elm Business). Alternative Transaction means, directly or indirectly, a sale or issuance to any third party of any Transferred Subsidiary Interests or the acquisition, sale, lease, license or other disposition (whether by merger, reorganization, recapitalization, or otherwise) of a material portion of the assets of the Elm Business or any Transferred Subsidiary or any other transaction the consummation of which would reasonably be expected to impair the Transactions; provided that, for the avoidance of doubt, a transaction involving the sale, assignment, transfer or encumbrance of any or all of the equity interests of Evergreen, or a merger or recapitalization of Evergreen which transaction does not have the Elm Business as its primary purpose and would not reasonably be expected to prevent, impair or materially delay the Transactions, shall not be considered an Alternative Transaction.

5.	CONDUCT OF BUSINESS AND OTHER COVENANTS
(a)

The Parties agree to comply with the provisions of Sections 6.01, 6.02, 6.03, 6.04, 6.05, 6.08(m), 6.10, 6.12, 6.18 (as it relates to the Sections of the Equity Contribution Agreement enumerated in this sentence), 6.19, 6.23, 6.24, 6.25 and, subject to paragraph (b) below, 6.13 of the Equity Contribution Agreement, as from the Put Option Date and until the earlier to occur of the Execution Date (from which time, for the avoidance of doubt, Sections 6.01, 6.02, 6.03, 6.04, 6.05, 6.08(m), 6.10, 6.12, 6.13, 6.18, 6.19, 6.23, 6.24, and 6.25 of the Equity Contribution Agreement shall be in force directly) and the Put Option Termination Date, as if such provisions were set out herein and any reference therein to “this Agreement”, “the date hereof” (or a similar expression), and “Closing Date” (or a similar expression) shall be deemed to include a reference to this Put Option Letter, the Put Option Date, and the Execution Date, respectively.  The Parties agree to comply with the provisions of paragraphs (b), (e) and (f) of Clause 2 in relation to the information and consultation of the works council of Expedia NL b.v. (the Netherlands Employees’ Representative Body) in connection with the transfer of certain employees of Expedia NL b.v. to another entity of the Evergreen group as part of the Restructuring and in accordance with the Netherlands step plan outlined in Schedule 6.08(i) of the Evergreen Disclosure Schedule (as defined in the Equity Contribution Agreement) (the Netherlands Restructuring) in accordance with Section 6.24 of the Equity Contribution Agreement before implementing the Netherlands Restructuring (the Netherlands Consultation Process) and any reference therein to the "Consultation Process", the "Employees' Representative Bodies" and the "French Restructuring" shall be deemed to be, in relation to the conduct of the Netherlands Consultation Process, to be a reference to the "Netherlands Consultation Process", the "Netherlands Employees' Representative Body" and the "Netherlands Restructuring". For the avoidance of doubt, the completion of the Netherlands Consultation Process shall in no event be a condition to the exercise of the Put Option by Evergreen in accordance with Clause 1.

(b)

Prior to the Closing, Evergreen shall cause the Restructuring to be consummated in accordance with the Restructuring Steps Paper. In furtherance thereof, as soon as practicable after the Put Option Date, Evergreen shall, and shall cause the Transferred Subsidiaries to, initiate the Restructuring (other than the French Restructuring and the Netherlands Restructuring) in accordance with the Restructuring Steps Paper. Evergreen shall provide Sequoia reasonable time to review and comment on all of the documents effecting the Restructuring for the purpose of ensuring compliance with the terms of the Restructuring Steps Paper, and Evergreen shall incorporate such comments into such documents to the extent necessary to cause the Restructuring to be consummated in accordance with the Restructuring Steps Paper.  Each Party shall act reasonably and in good faith in considering any amendments to the Restructuring Steps Paper proposed by any other Party.

6.	REPRESENTATIONS & WARRANTIES; SURVIVAL

Juniper hereby gives the representations and warranties to Evergreen provided in Article 4 of the Equity Contribution Agreement, Sequoia hereby gives the representations and warranties to Evergreen and Juniper provided in Article 3 of the Equity Contribution Agreement and Evergreen hereby gives the representations and warranties to Juniper and Sequoia provided in Article 2 of the Equity Contribution Agreement, as if such provisions were set out herein and any reference therein to “this Agreement” and “the date hereof” (or a similar expression) shall be deemed to include a reference to this Put Option Letter and the Put Option Date, respectively.

Except in the case of Fraud, all of the representations and warranties of the Parties set forth in this Put Option Letter will terminate, expire and cease to have any further force or effect upon the earlier of the Execution Date (from which time, for the avoidance of doubt, Articles 2, 3 and 4 of the Equity Contribution Agreement shall be in force directly in accordance with the terms of the Equity Contribution Agreement) and the Put Option Termination Date.

Except for the representations and warranties made by the Parties in the Equity Contribution Agreement and any other Transaction Document (including any certificate delivered hereunder or thereunder), the express representations and warranties made by Evergreen, Sequoia and Juniper in this Clause 6 are the exclusive representations and warranties made by Evergreen, Sequoia and Juniper, respectively, in connection with the execution and delivery of this Put Option Letter. Without limitation to the generality of the foregoing, the Parties agree that none of Evergreen, Sequoia or Juniper has made any other representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Elm Business or the businesses of Sequoia or Juniper, respectively, or the Transactions, and, except as expressly set forth in this Clause 6 and any Transaction Document (including any certificate delivered hereunder or thereunder), none of Evergreen, Sequoia, Juniper or any other Person will have or be subject to any liability to any Person resulting from the distribution to Evergreen, Sequoia, Juniper or any of their respective Representatives of information, including (a) any confidential information memoranda or management presentations or other publications or data room information provided, or any other document, information or projection in any form provided in connection with the Transactions, or (b) any projections or other forward-looking statements, in each case in expectation or furtherance of the Transactions. Each of Evergreen, Sequoia and Juniper expressly disclaims any representations or warranties of any kind or nature, express or implied, including those which may be contained in any presentation or similar materials regarding any party hereto, or any of its or their respective businesses or in any materials provided during the course of due diligence investigation of the other parties and their respective businesses, except as expressly provided in this put option letter, the equity contribution agreement or any other transaction document (including any certificate delivered hereunder or thereunder), and each party shall rely solely on its own examination and investigation and the representations and warranties set forth in this Clause 6, the equity contribution agreement and the other transaction documents (including any certificate delivered hereunder or thereunder).

7.	TERMINATION
(a)

This Put Option Letter may be terminated and the transactions contemplated hereby abandoned at any time prior to the Execution Date (the date upon which this Put Option Letter terminates in accordance with this Clause 7 being the Put Option Termination Date):

(i)	automatically (without requiring any further action on the part of the Parties) upon the valid execution by the Parties of the Equity Contribution Agreement;
(ii)	by the written consent of the Parties;
(iii)	by written notice to Evergreen from Sequoia if:
(A)

there is any breach of any representation, warranty, covenant or agreement on the part of Evergreen set forth in this Put Option Letter such that the conditions specified in Section 7.02(a) or Section 7.02(b) of the Equity Contribution Agreement (assuming the Equity Contribution Agreement was in effect at such time) would not be satisfied at the Closing (a Terminating Evergreen Breach), except that, if any such Terminating Evergreen Breach is curable by Evergreen through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by Evergreen of notice from Sequoia of such breach, but only as long as Evergreen continues to use its reasonable best efforts to cure such Terminating Evergreen Breach (the Evergreen Cure Period), such termination shall not be effective, and such termination shall become effective only if the Terminating Evergreen Breach is not cured within the Evergreen Cure Period; provided, however, that Sequoia shall not have the right to terminate this Put Option Letter pursuant to this Clause 7(a)(iii)(A) if any such Party is then in breach of this Put Option Letter such that the conditions specified in Section 7.03 of the Equity Contribution Agreement (assuming the Equity Contribution Agreement was in effect at such time) would not be satisfied at the Closing;

(B)	Evergreen has not sent a valid Exercise Notice in accordance with Clause 1(b) to Juniper and Sequoia on or prior to the date (the Expiry Date) that is:
(x)

in the event that no Action has been initiated by one or more of the Employees’ Representative Bodies during the Consultation Process (and, in any case, within 4 months from the Put Option Date), the earlier of:

(1)

the date falling five (5) Business Days after the signature of the minutes of the meeting (or an excerpt thereof) during which the opinion of the last Employees’ Representative Body with respect to the contemplated French Restructuring has been issued in accordance with applicable Laws; and

(2)

four (4) months after the Put Option Date; provided that in the event that after the Put Option Date (i) Juniper or Sequoia communicates in writing to Evergreen and/or orally at a meeting with any Employee Representative Body that it contemplates (a) any measure which could trigger collective economic dismissals of Elm French employees, (b) a change in the working place (“lieu de travail”) of Elm French employees (apart from home working measures due to COVID-19 restrictions), (c) a change of employer for Elm French employees, (d) the introduction and/or use of new technologies and/or use of a new platform (instead of the Elm platform currently used) impacting French Elm employees, (e) a change in opening hours and 24/7 policy of call centers impacting French Elm employees, and/or (f) a change in  remuneration and benefits for Elm French employees, in each case, other than if any such measure was announced to or shared with, or publicly available to, any Employee Representative Body prior to or at the beginning of the Consultation Process (a New Measure) and (ii) the communication of the New Measure has the effect of extending the Consultation Process or initiating a new consultation process with the Employee Representative Body, such four (4) month period shall be extended by a number of days equal to the period of time that has elapsed since the Put Option Date and the communication of the New Measure ; or

(y)

in the event that any Action has been initiated by one or more of the Employees' Representative Bodies during the Consultation Process (and, in any case, within 4 months from the Put Option Date), the earlier of:

(1)	the date which is five (5) Business Days following the date on which the applicable time period to appeal the last decision(s) rendered by the competent court(s) rejecting such Action (or otherwise not preventing Evergreen from delivering an Exercise Notice) has lapsed, in the absence of such appeal by any of the Employees’ Representative Bodies (the Definitive Decision Date); and

(2)	seven (7) months after the Put Option Date;

provided, however, that, if (i) Evergreen has notified Sequoia of a willful material breach by Sequoia of its obligations set forth in Clause 2(e) that would reasonably be expected to cause Evergreen to be prohibited under applicable Law from delivering a valid Exercise Notice on or prior to the Expiry Date (a Specific Put Option Breach) promptly (and in no event more than three (3) Business Days) after having knowledge of the occurrence of a Specific Put Option Breach, (ii) such Specific Put Option Breach has not been cured before the earlier of (x) the date which is thirty (30) days after receipt by Sequoia of such timely notice of such Specific Put Option Breach and (y) the date that is five (5) Business Days prior to a purported termination notice under this Clause 7(a)(iii)(B)) and (iii) such Specific Put Option Breach directly causes Evergreen to be prohibited under applicable Law from delivering a valid Exercise Notice on or prior to the Expiry Date (an Uncured Specific Put Option Breach), then Sequoia shall not be entitled to terminate this Put Option Letter pursuant to this Clause 7(a)(iii)(B);

(C)

Evergreen has sent a valid Exercise Notice in accordance with Clause 1(b) on or prior to the Expiry Date and Evergreen has not executed the Equity Contribution Agreement on or prior to the end of the Execution Period; or

(D)	there is in force any final, non-appealable Order of any court of competent jurisdiction enjoining, making illegal or prohibiting the consummation of the Transactions;
(iv)	by written notice to Sequoia from Evergreen if:
(A)

there is any breach of any representation, warranty, covenant or agreement on the part of Juniper or Sequoia set forth in this Put Option Letter, such that the conditions specified in Section 7.03(a) or Section 7.03(b) of the Equity Contribution Agreement (assuming the Equity Contribution Agreement was in effect at such time) would not be satisfied at the Closing (a Terminating Sequoia Breach), except that, if any such Terminating Sequoia Breach is curable by Juniper or Sequoia, as applicable, through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by Juniper and Sequoia of notice from Evergreen of such breach, but only as long as Juniper or Sequoia, as applicable, continues to use its reasonable best efforts to cure such Terminating Sequoia Breach (the Sequoia Cure Period), such termination shall not be effective, and such termination shall become effective only if the Terminating Sequoia Breach is not cured within the Sequoia Cure Period; provided, however, that Evergreen shall not have the right to terminate this Put Option Letter pursuant to this Clause 7(a)(iv)(A) if Evergreen is then in breach of this Put Option Letter such that the conditions specified in Section 7.02 of the Equity Contribution Agreement (assuming the Equity Contribution Agreement was in effect at such time) would not be satisfied at the Closing;

(B)

Evergreen has sent a valid Exercise Notice in accordance with Clause 1(b) on or prior to the Expiry Date and Juniper or Sequoia have not executed the Equity Contribution Agreement on or prior to the end of Execution Period;

(C)	there is in force any final, non-appealable Order of any court of competent jurisdiction enjoining, making illegal or prohibiting the consummation of the Transactions.
(b)

Except as otherwise set forth in Clause 4, this Clause 7(b), Clause 7(c) and Clause 8, in the event of the termination of this Put Option Letter pursuant to this Clause 7, this Put Option Letter shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors, employees or equityholders, other than liability of a Party, as the case may be, for Fraud or any willful breach of this Put Option Letter occurring prior to such termination; provided that the provisions of the second paragraph of the introduction to this Put Option Letter and this Clause 7(b) shall survive any termination of this Put Option Letter.

(c)

The exclusivity undertaking of Evergreen set forth in Clause 4 shall survive the termination of this Put Option Letter and remain in effect for a period ending on the one year anniversary of the Put Option Date unless (x) in the event of a Specified Termination (as defined below) or (y) the Parties otherwise mutually agree.

8.	FINANCIAL PENALTY
(a)

In the event that this Put Option Letter is terminated by  Sequoia pursuant to Clause 7(a)(iii), or Evergreen pursuant to Clause 7(a)(iv)(C), Evergreen shall pay to Sequoia or its designees an amount equal to two percent (2%) of the Elm Enterprise Value  (the Exercise Penalty) by wire transfer of same day funds within five (5) Business Days of a written notice from Sequoia (it being understood that in no event shall Evergreen be required to pay the Exercise Penalty on more than one occasion), provided, however, that, subject to Clause 8(b) below, Evergreen shall not be required to pay the Exercise Penalty pursuant to this Clause 8(a) if (such an event, together with any termination of this Put Option Agreement by Evergreen pursuant to Clauses (7)(a)(iv)(A) or (7)(a)(iv)(B), a Specified Termination), this Put Option Letter is terminated by Sequoia pursuant to Clause 7(a)(iii)(D) or Evergreen pursuant to Clause 7(a)(iv)(C) as a result of a non-appealable Order of any court of competent jurisdiction enjoining, making illegal or prohibiting the consummation of the Transactions, which is not directly and primarily connected with the Consultation Process, except in the case of an Uncured Specific Put Option Breach.

(b)

Evergreen shall, and shall cause its relevant controlled Affiliates (including the relevant Transferred Subsidiaries) to, use its reasonable best efforts to lift or dismiss before the Expiry Date any Order of any court of competent jurisdiction making illegal or prohibiting the exercise of the Put Option.

(c)

The Exercise Penalty, in circumstances in which it is payable pursuant to this Put Option Letter, shall be in addition to any other remedy to which Juniper and/or Sequoia are entitled at law or in equity for Fraud or willful breach of the Put Option Letter, in accordance with the provisions set forth in Clause 7(b).

We look forward to working together towards the completion of this Transaction.

Yours faithfully,

JUWEEL INVESTORS LIMITED

/s/ M. Gregory O’Hara
By:	M. Gregory O’Hara, Authorized Signatory

GBT JERSEYCO LIMITED

/s/ Eric J. Bock
By:	Eric J. Bock

The Put Option is countersigned by Evergreen exclusively to acknowledge the agreement of Evergreen on its provisions and, in particular on certain undertakings of Evergreen provided therein. In no event shall such signature be construed as an exercise of the Put Option by Evergreen, which shall only result from the sending of an Exercise Notice.

EXPEDIA, INC.

/s/ Eric Hart
By:	Eric Hart
Title	Chief Financial Officer and Chief Strategy Officer

SCHEDULE 1

Employees’ Representative Bodies

-	Social and Economic Committee of the UES (Social and Economic Unity) of Egencia
-	Social and Economic Committee of Egencia Europe SAS
-	Social and Economic Committee of Egencia France SAS
-	Social and Economic Committee of the UES (Social and Economic Unity) of Expedia
-	Social and Economic Committee of Traveldoo SAS

SCHEDULE 2

Equity Contribution Agreement

SCHEDULE 3

Form of Exercise Notice

[On Evergreen's letterhead]

[Date]

To:	[Juniper]
[Address]
Attention:

And:	[Sequoia]
[Address]
Attention:

With a copy to: [●]

STRICTLY PRIVATE AND CONFIDENTIAL

Project Oak –Exercise Notice

Dear [●]:

Reference is made to the put option letter entered into between Evergreen, Sequoia and Juniper on [●] (the Put Option Letter).

Capitalized terms and expressions used and not otherwise defined herein shall have the meaning ascribed to them in the Put Option Letter.

This is the Exercise Notice referred to in Clause 1(a) of the Put Option Letter.

We hereby:

-	confirm that, pursuant to Clause 2 of the Put Option Letter, the Consultation Process is deemed completed;
-	confirm that pursuant to Clause 3 of the Put Option Letter, the Employees Information is deemed completed; and
-	irrevocably and unconditionally exercise the Put Option.

As agreed, and in accordance with Clause 1(c) of the Put Option Letter, the execution of the Equity Contribution Agreement shall take place no later than the fifth (5th) Business Day following the notification of this Exercise Notice, i.e., on [●].

Yours faithfully,

Evergreen

SCHEDULE 4

Courrier de notification aux salariés

[Sur le papier à en-tête de Traveldoo SAS]

[Nom et adresse du salarié]

Le [●] 2021

Par lettre recommandée avec demande d’avis de réception

Madame, Monsieur,

Nous vous informons par la présente, en application des dispositions de l’article L. 23-10-7 du Code de commerce, que la société Egencia Europe SAS, qui détient 100 % des actions de notre société Traveldoo SAS (la « Société »), souhaite céder ses actions qui représentent plus de 50% du capital et des droits de vote de la Société (la « Participation ») à  Expedia Holdings SAS.

En votre qualité de salarié(e) de la Société, vous avez la possibilité de présenter une offre d’achat pour cette Participation dans un délai expirant à la date de fin de la procédure d'information consultation du comité social et économique de la Société sur ce projet de cession.

Nous vous précisions que la présente lettre ne constitue pas une offre de vente et que la société Egencia Europe SAS est libre de répondre ou de ne pas répondre aux offres que nous pourrions lui transmettre, sans avoir à motiver son choix.

Dans le cas où vous souhaiteriez formuler une offre d'achat portant sur la Participation, vous pouvez présenter votre dossier d'offre d'achat dans les meilleurs délais auprès de notre Société.

Si vous ne souhaitez pas présenter d’offre d’achat pour cette Participation, nous vous remercions de bien vouloir compléter, signer et nous retourner le formulaire joint par email [adresse email à insérer] ou par courrier [adresse postale à compléter].

Nous vous rappelons que vous êtes tenu(e) à une obligation de discrétion, s'agissant de ces informations, dans les conditions prévues à l'article L. 23-10-9 du Code de commerce. Tout manquement à cette obligation serait susceptible d'engager votre responsabilité civile et/ou une procédure disciplinaire.

Vous avez la possibilité de vous faire assister par la personne de votre choix. Dans ce cas, vous serez tenu(e) de nous en informer dans les meilleurs délais. La personne qui vous apportera une assistance sera soumise à une obligation de confidentialité.

[Prénom, Nom, Titre et signature du signataire pour le compte de la société]

Nom et adresse du salarié :

Madame, Monsieur,

J'accuse réception de votre lettre du [●] 2021, m’informant de l’intention de la société Egencia Europe SAS de céder la participation qu’elle détient dans la société Traveldoo SAS, et reconnais avoir pris connaissance des informations qu'elle contient. Je vous informe par la présente de ma décision de ne pas présenter d’offre d’achat pour cette participation.

Veuillez agréer, Madame, Monsieur, l'assurance de mes sincères salutations.

DATE ET SIGNATURE SALARIE

SCHEDULE 5

Courrier de notification aux salariés

[Sur le papier à en-tête de Egencia Europe SAS]

[Nom et adresse du salarié]

Le [●] 2021

Par lettre recommandée avec demande d’avis de réception

Madame, Monsieur,

Nous vous informons par la présente, en application des dispositions de l’article L. 23-10-7 du Code de commerce, que la société Expedia Holdings SAS, qui détient 100 % des actions de notre société Egencia Europe SAS (la « Société »), souhaite céder ses actions qui représentent plus de 50% du capital et des droits de vote de la Société (la « Participation ») à Expedia Group, Inc.

En votre qualité de salarié(e) de la Société, vous avez la possibilité de présenter une offre d’achat pour cette Participation dans un délai expirant à la date de fin de la procédure d'information consultation du comité social et économique de la Société sur ce projet de cession.

Nous vous précisions que la présente lettre ne constitue pas une offre de vente et que la société Expedia Holdings SAS est libre de répondre ou de ne pas répondre aux offres que nous pourrions lui transmettre, sans avoir à motiver son choix.

Dans le cas où vous souhaiteriez formuler une offre d'achat portant sur la Participation, vous pouvez présenter votre dossier d'offre d'achat dans les meilleurs délais auprès de notre Société.

Si vous ne souhaitez pas présenter d’offre d’achat pour cette Participation, nous vous remercions de bien vouloir compléter, signer et nous retourner le formulaire joint par email [adresse email à insérer] ou par courrier [adresse postale à compléter].

Nous vous rappelons que vous êtes tenu(e) à une obligation de discrétion, s'agissant de ces informations, dans les conditions prévues à l'article L. 23-10-9 du Code de commerce. Tout manquement à cette obligation serait susceptible d'engager votre responsabilité civile et/ou une procédure disciplinaire.

Vous avez la possibilité de vous faire assister par la personne de votre choix. Dans ce cas, vous serez tenu(e) de nous en informer dans les meilleurs délais. La personne qui vous apportera une assistance sera soumise à une obligation de confidentialité.

[Prénom, Nom, Titre et signature du signataire pour le compte de la société]

Nom et adresse du salarié :

Madame, Monsieur,

J'accuse réception de votre lettre du [●] 2021, m’informant de l’intention de la société Expedia Holdings SAS de céder la participation qu’elle détient dans la société Egencia Europe SAS, et reconnais avoir pris connaissance des informations qu'elle contient. Je vous informe par la présente de ma décision de ne pas présenter d’offre d’achat pour cette participation.

Veuillez agréer, Madame, Monsieur, l'assurance de mes sincères salutations.

DATE ET SIGNATURE SALARIE